Chang G. Park, CPA, Ph. D.

♦ 6474 UNIVERSITY AVENUE ♦ SAN DIEGO, CALIFORNIA 92115-5807 ♦
TEL (619) 286-9610 ♦ DIRECT (619) 286-9610 ♦ FAX (619) 286-6874
♦ E-Mail changgpark@dmhdcpa.com

January 25th, 2006

United States Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated January 22nd, 2007, of Stargold Mines, Inc. and are in agreement with the statements which state that there were no disagreements between the Registrant and our firm on any matter of accounting principles or practices, financial statement disclosure or review scope or procedure through September 30, 2006. In our review reports for the quarters ended June 30 and September 30, 2006, we were not aware of any material modifications that should be made to the financial statements for them to be in conformity with generally accepted accounting principles.

We have no basis to agree or disagree with other statements of the Registrant contained therein.
If you have any questions or need additional information, please call me at (619) 691-1566.

Sincerely,

/s/ Chang Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board